Exhibit 99.1

Press Release
www.shire.com

Shire’s clear and focused strategy delivers record quarterly revenues. Non GAAP diluted earnings per ADS up 60%.

Increases Non GAAP diluted earnings per ADS growth guidance to the high thirty percent range for the full year (2014).

October 24, 2014 – Shire (LSE: SHP, NASDAQ: SHPG) announces unaudited results for the three months to September 30, 2014.

Financial Highlights	Q3 2014	Growth(1)
Product sales	$1,552 million	+33%(2)
Total revenues	$1,597 million	+32%

Non GAAP operating income	$717 million	+60%
US GAAP operating income from continuing operations	$572 million	+49%

Non GAAP EBITDA margin (excluding royalties & other revenues)(3)	46%	n/a
US GAAP net income margin(4)	30%	n/a

Non GAAP diluted earnings per ADS	$2.93	+60%
US GAAP diluted earnings per ADS	$2.43	+66%

Non GAAP cash generation	$612 million	+27%
Non GAAP free cash flow	$575 million	+48%
US GAAP net cash provided by operating activities	$593 million	+37%

(1) Percentages compare to equivalent 2013 period. The 2013 comparatives in this release have been recast to exclude the DERMAGRAFT® business from continuing operations following its divestment on January 17, 2014.
(2) Product sales from continuing operations, including ViroPharma Incorporated (“ViroPharma”) acquired January 24, 2014, and excluding the DERMAGRAFT business. Product sales excluding products acquired with ViroPharma were up 19% in Q3 2014.
(3) Non GAAP earnings before interest, tax, depreciation and amortization (“EBITDA”) as a percentage of product sales, excluding royalties and other revenues.
(4) US GAAP net income as a percentage of total revenues.

The Non GAAP financial measures included within this release are explained on page 27, and are reconciled to the most directly comparable financial measures prepared in accordance with US GAAP on pages 20 - 25.

Susan Kilsby, Shire's Chairman, commented:

“Shire is well-positioned for future growth as we implement our plan to double product sales to $10 billion by 2020. I am confident that Shire, as an independent company, will deliver long-term value to our shareholders and improved outcomes for patients. On behalf of the Board of Directors, I would like to thank the Shire management team and employees for the achievement of outstanding financial results during the third quarter.”

Flemming Ornskov, M.D., Shire’s Chief Executive Officer, commented:

“Our third quarter results demonstrate our exceptional track record of delivering value and growth.  We continue to implement our clear and focused strategy, as we:

•	Generated record quarterly product sales of $1,552 million, growing at 33%
•	Grew Non GAAP diluted earnings per ADS by 60%, and
•	Delivered Non GAAP cash generation of over $600 million.

These results are a testament to our ability to drive top line growth and our continued emphasis on operational discipline.

We have seen strong sales performance across our portfolio with all of our top ten products delivering double digit growth in the quarter. Rare Diseases, our largest business unit, grew by 66%, aided by our acquisition of ViroPharma. In our Hereditary Angioedema portfolio, CINRYZE performed strongly with quarterly sales of $145 million and FIRAZYR was up 57%.

Our Neuroscience and Gastrointestinal business units also contributed to the record quarter with VYVANSE sales up 19% and LIALDA up 24%.

We continue to build our international presence and our expansion into the Japanese market with the approval of VPRIV and AGRYLIN.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

Our early and late stage pipeline continues to be strengthened, both internally, and through business development providing us with new investments in Ophthalmology (BIKAM) and Rare Diseases (ArmaGen). The US Food and Drug Administration accepted with priority review our supplemental new drug application for VYVANSE as a treatment for adults with binge eating disorder and we expect to learn about the potential expanded indication in February 2015.

Our strong momentum and performance this quarter is evidence of our ability to deliver growth, efficiency and innovation through our commitment to addressing significant unmet need in Rare Diseases and high-value specialty conditions.  As a result, I am pleased to once again increase our guidance for 2014.  We now expect to deliver Non GAAP diluted earnings per ADS growth in the high thirty percent range in 2014.”

FINANCIAL SUMMARY

Third Quarter 2014 Unaudited Results

	Q3 2014			Q3 2013
	US GAAP	Adjustments	Non GAAP	US GAAP	Adjustments	Non GAAP
	$M	$M	$M	$M	$M	$M
Total revenues	1,597	-	1,597	1,213	-	1,213
Operating income	572	145	717	383	66	449
Diluted earnings per ADS	$2.43	$0.50	$2.93	$1.46	$0.37	$1.83

•
Product sales grew strongly in Q3 2014, up 33% to $1,552 million (Q3 2013: $1,171 million). Product sales in Q3 2014 included $153 million for products acquired with ViroPharma Incorporated (“ViroPharma”), primarily $145 million from CINRYZE®. The inclusion of ViroPharma contributed 14% to reported product sales growth in the quarter.

Product sales grew 19% excluding products acquired with ViroPharma. Growth was generated across our portfolio but primarily driven by VYVANSE®(1) (up 19% to $355 million), LIALDA®/MEZAVANT® (up 24% to $177 million), ELAPRASE® (up 31% to $169 million) and REPLAGAL® (up 25% to $136 million). Sales of ELAPRASE and REPLAGAL in the quarter benefitted from several large orders from customers who order less frequently. In 2013 comparable orders were recorded in the fourth quarter.

•	Total revenues were up 32% to $1,597 million (Q3 2013: $1,213 million).

•	On a Non GAAP basis:
Operating income grew strongly in Q3 2014, up 60% to $717 million (Q3 2013: $449 million) as combined Research and Development (“R&D”) and Selling, General and Administrative (“SG&A”) costs increased at a much lower rate (up 10%) than total revenues (up 32%).

On a Non GAAP basis:
EBITDA margin (excluding royalties and other revenues)(2) was 46%, up 8 percentage points  compared to Q3 2013 (Q3 2013: 38%), as we continue to deliver operating leverage. R&D costs were 5% lower compared to Q3 2013. SG&A costs increased by 19%, due in part to the inclusion of ViroPharma’s SG&A costs and additional commercial spending in advance of anticipated product launches for certain products.

On a US GAAP basis (from continuing operations):
Operating income was up 49% to $572 million (Q3 2013: $383 million), a lower rate of increase than on a Non GAAP basis as Q3 2014 included higher amortization charges, higher costs associated with acquisitions and integration activities as well as costs associated with AbbVie’s terminated offer for Shire. Combined R&D and SG&A was up 21%, with R&D up 1% and SG&A up 32% as compared with Q3 2013. Net income margin in Q3 2014 was up 7 percentage points to 30% (Q3 2013: 23%).

(1) Lisdexamfetamine dimesylate (“LDX”) currently marketed as VYVANSE in the US and Canada, VENVANSE® in Latin America and ELVANSE® in certain territories in the EU for the treatment of ADHD.
(2) EBITDA as a percentage of product sales, excluding royalties and other revenues.

2

•
Non GAAP diluted earnings per American Depository Share (“ADS”) increased 60% to $2.93 (Q3 2013: $1.83) as a result of higher Non GAAP operating income and a lower Non GAAP effective tax rate of 18% in Q3 2014 (Q3 2013: 20%).

On a US GAAP basis, diluted earnings per ADS increased 66% to $2.43 (Q3 2013: $1.46) as a result of higher US GAAP operating income and a lower US GAAP effective tax rate of 11% in Q3 2014 (Q3 2013: 20%).

•
Cash generation, a Non GAAP measure, was up 27% to $612 million (Q3 2013: $482 million) reflecting higher receipts from product sales and lower operating expense payments. Cash generation in Q3 2014 was held back by payments of $59 million in respect of the final agreement with the US Government relating to previously disclosed civil investigations, as well as payments in respect of the One Shire reorganization, AbbVie’s terminated offer for Shire and the integration of ViroPharma.

Free cash flow, also a Non GAAP measure, was up 48% to $575 million (Q3 2013: $388 million) due to higher cash generation and lower capital expenditure in the quarter.

On a US GAAP basis, net cash provided by operating activities was up 37% to $593 million (Q3 2013: $434 million).

•	Net debt, also a Non GAAP measure, was $396 million at September 30, 2014 (December 31, 2013: net cash of $2,231 million).

On a US GAAP basis, cash and cash equivalents were $468 million at September 30, 2014 (December 31, 2013: $2,239 million).

OUTLOOK

We’ve delivered a very strong performance so far this year, and as a result we are increasing our guidance. We now expect to deliver Non GAAP earnings per ADS growth in the high thirty percent range in 2014 (previous guidance: low-to-mid thirty percent growth).

Following our strong product sales performance in the year to date, we now expect product sales growth for the full year 2014 in the low twenty percent range (previous guidance: high teens growth).

We anticipate product sales growth in the fourth quarter to be lower than we’ve delivered so far this year, as the third quarter benefited from Rare Diseases sales to customers who order less frequently, and as we lap against stronger comparatives in the fourth quarter.

We expect royalties and other revenues for 2014 to be 0-5% lower than in 2013, as we now anticipate recognizing additional milestone income in the fourth quarter of 2014.

We continue to anticipate that our Non GAAP gross margin will be approximately 1 percentage point lower than in 2013.

We continue to expect Combined Non GAAP R&D and SG&A to grow by 2-4% compared to 2013. We expect slightly higher operating costs in the fourth quarter than seen in the third quarter, as we continue to invest behind our innovative and exciting pipeline. The fourth quarter will also see an increase in commercial spending on Binge Eating Disorder disease awareness ahead of anticipated launch.

We continue to expect Non GAAP net interest expense to be approximately $10 million lower than in 2013.

Our core effective tax rate on Non GAAP income is still expected to be in the range of 17-19%.

Our current assumption of the diluted number of ordinary shares for full year 2014 is approximately 590 million.

Taken together, we now expect to deliver Non GAAP earnings per ADS growth in the high thirty percent range in 2014 (previous guidance: low-to-mid thirty percent growth).

3

THIRD QUARTER 2014 AND RECENT PRODUCT AND PIPELINE DEVELOPMENTS

Products

We continue to make progress building our business in Japan:

•	On September 26, 2014 Shire was granted a marketing authorization by the Ministry of Health, Labour and Welfare in Japan for AGRYLIN® (1) in adult essential thrombocythaemia patients.

•
On September 2, 2014 Shire launched VPRIV® in Japan, for the improvement of symptoms of Gaucher disease, following approval of a marketing authorization on July 4, 2014 by the Ministry of Health, Labor and Welfare in Japan.

VYVANSE  – for the treatment of Binge Eating Disorder (“BED”) in adults

•
On September 15, 2014 Shire announced that the US Food and Drug Administration (“FDA”) has accepted for filing with priority review a supplemental New Drug Application (“sNDA”) for VYVANSE as a treatment for adults with BED. The FDA is expected to provide a decision in February 2015, based on the anticipated Prescription Drug User Fee Act action date.

Pipeline

SHP607 – for the prevention of retinopathy of prematurity (“ROP”)

•	On October 17, 2014 Shire submitted an Investigational New Drug (“IND”) application for SHP607 with the FDA. The IND is subject to a 30-day review period.

SHP465 – for the treatment of ADHD in adults

•
On October 9, 2014 Shire announced that it has received further guidance from the FDA on the regulatory path for SHP465, an investigational oral stimulant medication being evaluated as a potential treatment for ADHD in adults. This information will impact Shire’s plans for a 2014 New Drug Application (“NDA”) resubmission for SHP465.

SHP620 (maribavir) for the treatment of cytomegalovirus infection (“CMV”) in transplant patients

•
SHP620 was acquired as part of the acquisition of ViroPharma in Q1 2014. Shire is currently conducting two Phase 2 studies in transplant recipients, both of which are fully enrolled.  The first is a trial in first-line treatment of asymptomatic CMV in transplant recipients. The results showed that maribavir, at all doses, was at least as effective as valganciclovir in the reduction of circulating CMV to below the limits of assay detection (undetectable CMV). The second study is a trial for the treatment of resistant/refractory CMV infection/disease in transplant recipients. The purpose of this study is to determine whether maribavir is efficacious and safe in patients with clinically refractory disease to standard of care CMV therapy (e.g., valganciclovir, foscarnet) with or without genotypic resistance to those agents. Preliminary results are expected in early 2015. This product has been granted orphan drug designation in both the US and EU.

(1) Currently marketed as XAGRID® in the EU for the treatment of essential thrombocythaemia.

EXECUTIVE COMMITTEE CHANGES

•
On October 20, 2014 Shire announced that James Bowling, Interim Chief Financial Officer (“CFO”), had notified the Board of Directors of his decision to step down from his current role to pursue a new career opportunity. James will leave Shire at the end of Q1 2015 and Shire has commenced a search for a new CFO.

4

OTHER DEVELOPMENTS

Termination of AbbVie’s offer for Shire

•
On October 15, 2014 the Board of AbbVie confirmed that it had withdrawn its recommendation of its offer for Shire as a result of the anticipated impact of the US Treasury Notice on the benefits that AbbVie expected from its offer. As AbbVie’s offer was conditional on the approval of its stockholders, and given their Board’s decision to change its recommendation and to advise AbbVie’s stockholders to vote against the offer, there was no realistic prospect of satisfying this condition. Accordingly, Shire’s Board agreed with AbbVie to terminate the cooperation agreement on October 20, 2014. The UK Takeover Panel has confirmed that the offer period has ended. Shire has entered into a termination agreement with AbbVie, pursuant to which AbbVie has paid the break fee under the cooperation agreement of approximately $1.635 billion.

Divestment of non-core product rights

During the third quarter Shire divested rights to three non-core products for total cash consideration of $65 million.

•	On September 30, 2014 Shire sold its rights to EXPUTEX® to Phoenix Labs along with other specified assets.

•	On August 1, 2014 Shire sold its rights to VANCOCIN® to ANI Pharmaceuticals Inc. along with other specified assets.

•	On July 17, 2014 Shire sold its rights to ESTRACE® to Trimel Pharmaceuticals Inc. along with other specified assets.

Strategic licensing and collaboration agreement with ArmaGen Technologies, Inc. (“ArmaGen”)

•
On July 23, 2014 Shire and ArmaGen, a US-based privately held biotechnology company, announced a worldwide licensing and collaboration agreement to develop and commercialize AGT-182, an investigational enzyme replacement therapy for the potential treatment of both the central nervous system and somatic manifestations in patients with Hunter syndrome. This collaboration strengthens Shire’s rare disease pipeline of innovative therapies where there is high unmet need, and underscores Shire’s long standing commitment to the Hunter syndrome community.

Strategic acquisition of BIKAM Pharmaceuticals Inc. (“BIKAM”)

•
On July 9, 2014 Shire acquired BIKAM, a US-based privately held biotechnology company. The lead asset, SHP630 (formerly BIK-406), is in pre-clinical development for the potential treatment of autosomal dominant retinitis pigmentosa.

Legal Proceedings

Shire reaches final agreement with US Government relating to previously disclosed civil investigation

•
On September 24, 2014 Shire announced that it had resolved all matters with the US federal government, the 50 states and the District of Columbia relating to a previously disclosed civil investigation of its US sales and marketing practices relating to ADDERALL XR®, VYVANSE, DAYTRANA®, LIALDA and PENTASA®. The investigation was led by the US Attorney’s Office for the Eastern District of Pennsylvania.  Under the agreement, Shire has paid $56.5 million, and interest, fees, and costs, to resolve all issues investigated by the government.  This final settlement includes the resolution of two related qui tam complaints filed against Shire and a voluntary disclosure relating to LIALDA and PENTASA.  In addition, Shire has paid $2.9 million to resolve a previously disclosed civil complaint filed by the State of Louisiana alleging that Shire’s sales, marketing, and promotion of ADDERALL, ADDERALL XR, DAYTRANA, VYVANSE and INTUNIV® violated state law.  Shire recorded a $57.5 million provision related to these matters which was charged to SG&A in the fourth quarter of 2012.  As part of the resolution, Shire has entered into a Corporate Integrity Agreement with the Office of Inspector General for the Department of Health and Human Services for a term of five years.

5

ADDITIONAL INFORMATION

The following additional information is included in this press release:

For further information please contact:

Investor Relations
- Jeff Poulton	jpoulton@shire.com	+1 781 482 0945
- Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894 157

Media
- Stephanie Fagan	sfagan@shire.com	+1 781 482 0460
- Gwen Fisher	gfisher@shire.com	+1 484 595 9836

Dial in details for the live conference call for investors at 14:00 BST / 09:00 EDT on October 24, 2014:

UK dial in:	0808 237 0030 or 0203 139 4830
US dial in:	1 866 928 7517 or 1 718 873 9077
International Access Numbers:	Click here

Password/Conf ID:	40489933#
Live Webcast:	Click here

The quarterly earnings presentation will be available today at 13:00 BST / 08:00 EDT on:

- Shire.com Investors section

- Shire's IR Briefcase in the iTunes Store

Shire R&D day

Shire will hold an R&D day on December 10, 2014 in New York City. For further details please contact the Shire Investor Relations team.

6

OVERVIEW OF THIRD QUARTER 2014 FINANCIAL RESULTS

1.	Product sales

For the three months to September 30, 2014 product sales increased by 33%(1) to $1,552 million (Q3 2013: $1,171 million) and represented 97% of total revenues (Q3 2013: 97%).

		Year on year growth			US Exit Market Share(3)
Product sales(1)	Sales $M	Sales	Non GAAP CER(2)	US Rx(3)

VYVANSE	354.9	+19%	+19%	+5%	16%
LIALDA/MEZAVANT	176.6	+24%	+24%	+22%	32%
ELAPRASE	168.8	+31%	+33%	n/a(5)	n/a(5)
CINRYZE(4)	145.1	n/a	n/a	n/a(5)	n/a(5)
REPLAGAL	135.9	+25%	+27%	n/a(6)	n/a(6)
FIRAZYR	98.4	+57%	+57%	n/a(5)	n/a(5)
INTUNIV	96.7	+20%	+20%	+0%	4%
VPRIV	96.4	+10%	+10%	n/a(5)	n/a(5)
ADDERALL XR	95.3	+17%	+17%	+12%	5%
PENTASA	78.3	+11%	+11%	-5%	13%
OTHER	105.6	-3%	-5%	n/a	n/a
Total	1,552.0	+33%	+33%

(1)
Product sales from continuing operations, including ViroPharma acquired January 24, 2014, and excluding DERMAGRAFT which has been treated as discontinued operations following divestment on January 17, 2014.

(2)	On a Constant Exchange Rate (“CER”) basis, which is a Non GAAP measure.
(3)
Data provided by IMS Health National Prescription Audit (“IMS NPA”) relates solely to US-based prescriptions. Exit market share represents the average monthly US market share in the month ended September 30, 2014.

(4)	CINRYZE product sales in Q3 2014 were up 36% on Q3 2013. Q3 2013 sales were recorded by ViroPharma, prior to the acquisition of ViroPharma by Shire.
(5)	IMS NPA Data not available.
(6)	Not sold in the US in Q3 2014.

VYVANSE – ADHD

VYVANSE product sales grew strongly in Q3 2014 (up 19% compared to Q3 2013) due to a price increase taken since Q3 2013 and to a lesser extent higher US prescription demand and growth in international markets.

LIALDA/MEZAVANT – Ulcerative Colitis

Product sales for LIALDA/MEZAVANT in Q3 2014 were up 24%, primarily due to higher US prescription demand (up 22%) and to a lesser extent a price increase taken since Q3 2013. Q3 2014 also benefited from higher stocking than seen in Q2 2014.

ELAPRASE – Hunter syndrome

ELAPRASE product sales in Q3 2014 were up 31% compared to Q3 2013 driven by continued growth in the number of treated patients, especially in emerging markets. Growth in Q3 2014 also benefited from the timing of large shipments to certain markets which order less frequently. Many of these comparable orders in 2013 were made in the fourth quarter and therefore we expect ELAPRASE year-on-year sales growth to moderate in Q4 2014.

7

CINRYZE – for the prophylactic treatment of Hereditary Angioedema (“HAE”)

Shire acquired CINRYZE through its acquisition of ViroPharma in Q1 2014. CINRYZE sales were $145.1 million in Q3 2014, growing 36% on Q3 2013(1) primarily driven by more patients on therapy, inventory build at specialty pharmacies favourably impacting sales and to a lesser extent, a price increase in the US.

(1) Q3 2013 recorded by ViroPharma, prior to the acquisition of ViroPharma by Shire.

REPLAGAL – Fabry disease

REPLAGAL sales were up 25% compared to Q3 2013 as we continue to see good growth in emerging markets and to a lesser extent higher volume demand in Europe. Q3 2014 also benefited from larger orders for certain markets which order less frequently. A comparable order in 2013 was made in the fourth quarter and therefore we expect REPLAGAL year-on-year sales growth to moderate in Q4 2014.

FIRAZYR – for the treatment of acute HAE attacks

FIRAZYR’s strong product sales growth (up 57%) was primarily due to growth in patients on therapy and the effect of a price increase in the US market.

INTUNIV – ADHD

The growth in INTUNIV product sales (up 20%) in Q3 2014 was driven by price increases taken since Q3 2013, partially offset by destocking in Q3 2014 as compared to stocking in Q3 2013. We expect generic competition to enter the market starting in December 2014, which would impact US sales of INTUNIV.

VPRIV – Gaucher disease

VPRIV product sales in Q3 2014 were up 10% compared to Q3 2013 as we continue to add naïve patients and gain patients switching from other therapies.

ADDERALL XR – ADHD

ADDERALL XR product sales increased (up 17%) in Q3 2014, primarily due to increased prescription demand, and lower sales deductions as a percentage of product sales in Q3 2014 as compared to Q3 2013.

PENTASA – Ulcerative Colitis

PENTASA product sales increased in Q3 2014 (up 11%) driven by price increases taken since Q3 2013 and a slight increase in stocking.

2.	Royalties

			Year on year growth
Product		Royalties to Shire $M	Royalties	CER

FOSRENOL®	1.00	14.6	+6%	+6%
ADDERALL XR	1.00	9.5	+53%	+53%
3TC® and ZEFFIX®	1.00	8.8	-13%	-13%
Other	1.00	7.0	-7%	-7%
Total	1.00	39.9	+6%	+6%

8

3.	Financial details

Cost of product sales
	Q3 2014	% of product sales	Q3 2013	% of product sales
	$M		$M
Cost of product sales (US GAAP)	254.3	16%	180.5	15%
Unwind of ViroPharma inventory fair value step-up	(18.1)		-
Depreciation	(16.9)		(10.2)
Cost of product sales (Non GAAP)	219.3	14%	170.3	15%

Non GAAP cost of product sales as a percentage of product sales decreased marginally in Q3 2014 as compared with Q3 2013.

US GAAP cost of product sales as a percentage of product sales increased marginally in 2014 as Q3 2014 included charges on the unwind of the fair value adjustment on acquired ViroPharma inventories.

R&D
	Q3 2014	% of product sales	Q3 2013	% of product sales
	$M		$M
R&D (US GAAP)	228.6	15%	226.2	19%
Payments in respect of in-licensed and acquired products	(12.5)		-
Depreciation	(6.1)		(6.3)
R&D (Non GAAP)	210.0	14%	219.9	19%

Non GAAP R&D decreased by $9.9 million, or 5% in Q3 2014, following the completion of several large Phase 3 programs since Q3 2013 including new uses for LDX and the effect of portfolio prioritization decisions taken during 2013. These decreases were partially offset by the inclusion of programs acquired through business development in 2014.

US GAAP R&D increased by $2.4 million, or 1% as compared to Q3 2013.

SG&A
	Q3 2014	% of product sales	Q3 2013	% of product sales
	$M		$M
SG&A (US GAAP)	522.9	34%	396.3	34%
Intangible asset amortization	(62.9)		(34.5)
Legal and litigation costs	(3.3)		(4.7)
Costs incurred in connection with AbbVie’s terminated offer for Shire	(28.4)		-
Depreciation	(20.7)		(15.9)
SG&A (Non GAAP)	407.6	26%	341.2	29%

Non GAAP SG&A increased by $66.4 million, or 19%. The inclusion of ViroPharma SG&A in Q3 2014 and commercial spending in advance of anticipated product launches for certain products offset lower ongoing overheads following the One Shire reorganization. Non GAAP SG&A as a percentage of product sales was 3 percentage points lower than Q3 2013 as we continue to see benefits from the One Shire reorganization and the focus on operational discipline in Q3 2014.

US GAAP SG&A increased by $126.6 million, or 32%, as it also includes higher amortization of intangible assets acquired with ViroPharma, and costs incurred in connection with AbbVie’s terminated offer for Shire.

9

Gain on sale of product rights

For the three months to September 30, 2014 Shire recorded a net gain on sale of non-core product rights of $46.0 million (2013: $3.6 million) following the divestment of VANCOCIN, ESTRACE and EXPUTEX. The gain on sale of product rights also included the gain on re-measurement of the contingent consideration receivable relating to the divestment of DAYTRANA.

Reorganization costs

For the three months to September 30, 2014 Shire recorded reorganization costs of $28.2 million (Q3 2013:  $12.0 million) related to the One Shire reorganization as we continue the implementation of our new operating structure.

Integration and acquisition costs

For the three months to September 30, 2014 Shire recorded integration and acquisition costs of $37.1 million, comprising a $4.9 million charge relating to the change in fair value of contingent consideration liabilities and costs of $32.2 million primarily related to the acquisition and integration of ViroPharma.

In Q3 2013 integration and acquisition costs ($18.4 million) primarily related to the change in fair values of contingent consideration liabilities and the cost of integrating SARcode BioSciences Inc. (“SARcode”) and Premacure AB (“Premacure”).

Interest expense

For the three months to September 30, 2014 Shire incurred interest expense of $6.8 million (Q3 2013: $9.2 million). Interest expense in Q3 2014 primarily related to interest and the amortization of issue costs incurred on borrowings to fund the ViroPharma acquisition. Interest expense in Q3 2013 principally related to the coupon and amortization of costs on Shire’s convertible bonds which were fully redeemed or converted in Q4 2013.

Taxation

The effective rate of tax on Non GAAP income in Q3 2014 was 18% (Q3 2013: 20%), and on a US GAAP basis the effective rate of tax was 11% (Q3 2013: 20%).

The effective rate of tax in Q3 2014 on Non GAAP income from continuing operations is lower than the same period in 2013 primarily due to changes in profit mix.

The effective rate of tax in Q3 2014 on US GAAP income from continuing operations is lower than the same period in 2013 primarily due to changes in profit mix and the recognition of a further tax credit of $27.7 million related to the settlement of an additional position with the Canadian revenue authorities in Q3 2014.

Discontinued operations

The loss from discontinued operations for the three months to September 30, 2014 was $36.1 million net of tax (2013: $22.9 million) relating to costs associated with the divestment of the DERMAGRAFT business, including a loss on re-measurement of contingent consideration receivable from Organogenesis to its fair value.

10

FINANCIAL INFORMATION

11

Unaudited US GAAP financial position as of September 30, 2014
Consolidated Balance Sheets

	September 30,	December 31,
	2014	2013
	$M	$M
ASSETS
Current assets:
Cash and cash equivalents	467.7	2,239.4
Restricted cash	54.5	22.2
Accounts receivable, net	1,079.3	961.2
Inventories	548.9	455.3
Assets held for sale	-	31.6
Deferred tax asset	315.3	315.6
Prepaid expenses and other current assets	402.4	263.0

Total current assets	2,868.1	4,288.3

Non-current assets:
Investments	46.8	31.8
Property, plant and equipment ("PP&E"), net	845.6	891.8
Goodwill	2,373.7	624.6
Other intangible assets, net	5,227.4	2,312.6
Deferred tax asset	136.7	141.1
Other non-current assets	42.2	32.8

Total assets	11,540.5	8,323.0

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	1,725.8	1,688.4
Other current liabilities	276.6	119.5

Total current liabilities	2,002.4	1,807.9

Non-current liabilities:
Long term borrowings	850.0	-
Deferred tax liability	1,378.2	560.6
Other non-current liabilities	771.6	588.5

Total liabilities	5,002.2	2,957.0

Equity:
Common stock of 5p par value; 1,000 million shares authorized; and 598.6 million shares issued and outstanding (2013: 1,000 million shares authorized; and 597.5 million shares issued and outstanding)	58.7	58.6
Additional paid-in capital	4,302.0	4,186.3
Treasury stock: 10.8 million shares (2013: 13.4 million)	(350.8)	(450.6)
Accumulated other comprehensive income	30.8	110.2
Retained earnings	2,497.6	1,461.5

Total equity	6,538.3	5,366.0

Total liabilities and equity	11,540.5	8,323.0

12

Unaudited US GAAP results for the three months and nine months to September 30, 2014
Consolidated Statements of Income

	3 months to September 30,		9 months to September 30,
	2014	2013	2014	2013
	$M	$M	$M	$M
Revenues:
Product sales	1,552.0	1,171.0	4,329.7	3,477.1
Royalties	39.9	37.6	101.4	112.4
Other revenues	5.2	4.1	14.9	18.8
Total revenues	1,597.1	1,212.7	4,446.0	3,608.3

Costs and expenses:
Cost of product sales	254.3	180.5	760.8	492.2
R&D(1)	228.6	226.2	826.0	703.3
SG&A(1)	522.9	396.3	1,449.4	1,198.0
Goodwill impairment charge	-	-	-	7.1
Gain on sale of product rights	(46.0)	(3.6)	(86.2)	(14.6)
Reorganization costs	28.2	12.0	123.4	47.2
Integration and acquisition costs	37.1	18.4	155.8	39.9
Total operating expenses	1,025.1	829.8	3,229.2	2,473.1

Operating income from continuing operations	572.0	382.9	1,216.8	1,135.2

Interest income	3.6	0.4	22.8	1.6
Interest expense	(6.8)	(9.2)	(25.7)	(27.5)
Other income/(expense), net	6.8	0.7	14.8	(1.6)
Total other income/(expense), net	3.6	(8.1)	11.9	(27.5)

Income from continuing operations before income taxes and equity in earnings/(losses) of equity method investees	575.6	374.8	1,228.7	1,107.7
Income taxes	(61.2)	(73.4)	64.7	(235.3)
Equity in earnings/(losses) of equity method investees, net of taxes	1.4	(0.3)	3.8	0.6
Income from continuing operations, net of tax	515.8	301.1	1,297.2	873.0
Loss from discontinued operations, net of taxes	(36.1)	(22.9)	(64.0)	(271.9)
Net income	479.7	278.2	1,233.2	601.1

(1)
R&D includes intangible asset impairment charges of $188.0 million for the nine months to September 30, 2014 (2013: $19.9 million). SG&A costs include amortization charges of intangible assets relating to intellectual property rights acquired of $62.9 million for the three months to September 30, 2014 (2013: $34.5 million) and $181.9 million for the nine months to September 30, 2014 (2013: $106.5 million).

13

Unaudited US GAAP results for the three months and nine months to September 30, 2014
Consolidated Statements of Income (continued)

	3 months to September 30,		9 months to September 30,
	2014	2013	2014	2013
Earnings per Ordinary Share – basic
Earnings from continuing operations	87.8c	54.9c	221.3c	158.8c
Loss from discontinued operations	(6.1c)	(4.2c)	(10.9c)	(49.5c)

Earnings per Ordinary Share – basic	81.7c	50.7c	210.4c	109.3c

Earnings per ADS – basic	245.1c	152.1c	631.2c	327.9c

Earnings per Ordinary Share – diluted
Earnings from continuing operations	87.0c	52.7c	219.1c	152.5c
Loss from discontinued operations	(6.1c)	(3.9c)	(10.8c)	(46.3c)

Earnings per Ordinary Share – diluted	80.9c	48.8c	208.3c	106.2c

Earnings per ADS – diluted	242.7c	146.4c	624.9c	318.6c

Weighted average number of shares:
	Millions	Millions	Millions	Millions

Basic	587.6	548.4	586.1	549.8
Diluted	592.6	585.7	592.1	587.5

14

Unaudited US GAAP results for the three months and nine months to September 30, 2014
Consolidated Statements of Cash Flows

	3 months to September 30,		9 months to September 30,
	2014	2013	2014	2013
	$M	$M	$M	$M
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income	479.7	278.2	1,233.2	601.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	106.6	78.2	307.1	229.4
Share based compensation	22.6	18.8	78.3	55.2
Change in fair value of contingent consideration	4.9	14.7	26.3	28.4
Impairment of intangible assets	-	-	188.0	19.9
Goodwill impairment charge	-	-	-	198.9
Write down of assets	1.0	-	14.0	8.3
Gain on sale of product rights	(12.4)	(3.6)	(52.6)	(14.6)
Unwind of ViroPharma inventory fair value step-up	18.1	-	90.6	-
Other, net	(1.9)	(2.8)	16.5	(3.9)
Movement in deferred taxes	37.8	(5.1)	63.1	16.1
Equity in (earnings)/losses of equity method investees	(1.4)	0.3	(3.8)	(0.6)
Changes in operating assets and liabilities:
Increase in accounts receivable	(54.8)	(112.6)	(92.1)	(215.2)
(Decrease)/increase in sales deduction accrual	(77.8)	68.7	28.2	108.7
(Increase)/decrease in inventory	(4.1)	14.0	(15.8)	(39.9)
Decrease/(increase) in prepayments and other assets	22.8	(4.4)	(114.7)	(70.9)
Increase/(decrease) in accounts payable and other liabilities	52.3	89.3	(92.8)	(71.4)
Returns on investment from joint venture	-	-	-	3.2
Net cash provided by operating activities(A)	593.4	433.7	1,673.5	852.7

CASH FLOWS FROM INVESTING ACTIVITIES:

Movements in restricted cash	(20.4)	1.0	(32.3)	0.5
Purchases of subsidiary undertakings and businesses, net of cash acquired	(86.1)	-	(4,104.4)	(227.8)
Purchases of non-current investments	(19.7)	(3.1)	(22.8)	(9.9)
Purchases of PP&E	(30.7)	(45.3)	(49.8)	(110.3)
Proceeds from short-term investments	1.5	-	57.8	-
Proceeds from disposal of non-current investments	13.3	0.9	21.3	8.6
Proceeds received on sale of product rights	69.9	4.7	122.7	15.0
Other, net	4.1	0.1	1.3	2.9
Net cash used in investing activities(B)	(68.1)	(41.7)	(4,006.2)	(321.0)

15

Unaudited US GAAP results for the three months and nine months to September 30, 2014
Consolidated Statements of Cash Flows (continued)

	3 months to September 30,		9 months to September 30,
	2014	2013	2014	2013
	$M	$M	$M	$M

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from revolving line of credit, long term and short term borrowings	-	-	2,310.8	-
Repayment of revolving line of credit and short term borrowings	(210.2)	-	(1,461.8)	-
Repayment of debt acquired through business combinations	-	-	(551.5)	-
Proceeds from ViroPharma call options	-	-	346.7	-
Payment of dividend	-	-	(99.6)	(79.2)
Payments to acquire shares by the Employee Benefit Trust ("EBT")	-	-	-	(50.3)
Payments to acquire shares under the share buy-back program	-	(12.8)	-	(190.5)
Excess tax benefit associated with exercise of stock options	8.3	3.4	37.4	9.5
Contingent consideration payments	(2.5)	(2.5)	(12.8)	(11.3)
Other, net	(1.7)	1.7	(2.0)	(5.5)
Net cash (used in)/provided by financing activities(C)	(206.1)	(10.2)	567.2	(327.3)
Effect of foreign exchange rate changes on cash and cash equivalents (D)	(5.1)	2.4	(6.2)	(0.5)
Net increase/(decrease) in cash and cash equivalents(A) +(B) +(C) +(D)	314.1	384.2	(1,771.7)	203.9
Cash and cash equivalents at beginning of period	153.6	1,301.9	2,239.4	1,482.2
Cash and cash equivalents at end of period	467.7	1,686.1	467.7	1,686.1

16

Unaudited US GAAP results for the three months and nine months to September 30, 2014
Selected Notes to the Financial Statements

(1) Earnings Per Share (“EPS”)

	3 months to September 30,		9 months to September 30,
	2014	2013	2014	2013
	$M	$M	$M	$M

Income from continuing operations	515.8	301.1	1,297.2	873.0
Loss from discontinued operations	(36.1)	(22.9)	(64.0)	(271.9)

Numerator for basic EPS	479.7	278.2	1,233.2	601.1
Interest on convertible bonds, net of tax	-	7.6	-	22.7

Numerator for diluted EPS	479.7	285.8	1,233.2	623.8

Weighted average number of shares:
	Millions	Millions	Millions	Millions
Basic(1)	587.6	548.4	586.1	549.8
Effect of dilutive shares:
Share based awards to employees(2)	5.0	3.5	6.0	3.9
Convertible bonds(3)	-	33.8	-	33.8

Diluted	592.6	585.7	592.1	587.5

(1)	Excludes shares purchased by the EBT and under the share buy-back program and presented by Shire as treasury stock.
(2)	Calculated using the treasury stock method.
(3)	Calculated using the “if converted” method.

The share equivalents not included in the calculation of the diluted weighted average number of shares are shown below:

	3 months to September 30,		9 months to September 30,
	2014	2013	2014	2013
	Millions	Millions	Millions	Millions
Share based awards to employees(1)	0.3	0.5	0.3	4.5

(1)
Certain stock options have been excluded from the calculation of diluted EPS because (a) their exercise prices exceeded Shire’s average share price during the calculation period or (b) the required performance conditions were not satisfied as at the balance sheet date.

17

Unaudited US GAAP results for the three months to September 30, 2014
Selected Notes to the Financial Statements

(2)  Analysis of revenues

3 months to September 30,	2014	2013	2014	2014
			%	% of total
	$M	$M	change	revenue
Net product sales:
VYVANSE	354.9	299.2	19%	22%
LIALDA/MEZAVANT	176.6	141.9	24%	11%
ELAPRASE	168.8	129.1	31%	11%
CINRYZE	145.1	-	n/a	9%
REPLAGAL	135.9	108.5	25%	9%
FIRAZYR	98.4	62.6	57%	6%
INTUNIV	96.7	80.8	20%	6%
VPRIV	96.4	87.8	10%	6%
ADDERALL XR	95.3	81.4	17%	6%
PENTASA	78.3	70.6	11%	5%
FOSRENOL	48.1	51.9	-7%	3%
XAGRID	27.1	24.2	12%	2%
Other product sales	30.4	33.0	-8%	2%
Total product sales	1,552.0	1,171.0	33%	97%

Royalties:
FOSRENOL	14.6	13.8	6%	<1%
ADDERALL XR	9.5	6.2	53%	<1%
3TC and ZEFFIX	8.8	10.1	-13%	<1%
Other	7.0	7.5	-7%	<1%
Total royalties	39.9	37.6	6%	2%

Other revenues	5.2	4.1	27%	<1%

Total revenues	1,597.1	1,212.7	32%	100%

18

Unaudited US GAAP results for the nine months to September 30, 2014
Selected Notes to the Financial Statements

(2)  Analysis of revenues

9 months to September 30,	2014	2013	2014	2014
			%	% of total
	$M	$M	change	revenue
Net product sales:
VYVANSE	1,065.6	897.9	19%	24%
LIALDA/MEZAVANT	449.1	379.9	18%	10%
ELAPRASE	449.5	392.6	14%	10%
CINRYZE	360.6	-	n/a	8%
REPLAGAL	380.7	336.6	13%	9%
FIRAZYR	262.3	153.8	71%	6%
INTUNIV	279.0	248.9	12%	6%
VPRIV	273.0	251.9	8%	6%
ADDERALL XR	280.2	293.5	-5%	6%
PENTASA	213.8	215.2	-1%	5%
FOSRENOL	136.2	136.3	0%	3%
XAGRID	82.1	74.1	11%	2%
Other product sales	97.6	96.4	1%	2%
Total product sales	4,329.7	3,477.1	25%	97%

Royalties:
FOSRENOL	36.8	33.6	10%	1%
ADDERALL XR	23.0	19.2	20%	<1%
3TC and ZEFFIX	24.6	33.9	-27%	1%
Other	17.0	25.7	-34%	<1%
Total royalties	101.4	112.4	-10%	2%

Other revenues	14.9	18.8	-21%	<1%

Total revenues	4,446.0	3,608.3	23%	100%

19

Unaudited results for the three months to September 30, 2014
Non GAAP reconciliation

3 months to September 30, 2014	US GAAP	Adjustments						Non GAAP

		(a)	(b)	(c)	(d)	(e)	(f)
	$M	$M	$M	$M	$M	$M	$M	$M
Total revenues	1,597.1	-	-	-	-	-	-	1,597.1

Costs and expenses:
Cost of product sales	254.3	-	(18.1)	-	-	-	(16.9)	219.3
R&D	228.6	-	(12.5)	-	-	-	(6.1)	210.0
SG&A	522.9	(62.9)	-	-	(3.3)	(28.4)	(20.7)	407.6
Gain on sale of product rights	(46.0)	-	-	46.0	-	-	-	-
Reorganization costs	28.2	-	-	(28.2)	-	-	-	-
Integration and acquisition costs	37.1	-	(37.1)	-	-	-	-	-
Depreciation	-	-	-	-	-	-	43.7	43.7
Total operating expenses	1,025.1	(62.9)	(67.7)	17.8	(3.3)	(28.4)	-	880.6

Operating income	572.0	62.9	67.7	(17.8)	3.3	28.4	-	716.5

Interest income	3.6	-	-	-	-	(2.8)	-	0.8
Interest expense	(6.8)	-	-	-	-	-	-	(6.8)
Other expense, net	6.8	-	(4.7)	(10.8)	-	-	-	(8.7)
Total other income/(expense), net	3.6	-	(4.7)	(10.8)	-	(2.8)	-	(14.7)
Income before income taxes and equity in earnings of equity method investees	575.6	62.9	63.0	(28.6)	3.3	25.6	-	701.8
Income taxes	(61.2)	(29.5)	(17.9)	13.9	(1.2)	(27.7)	-	(123.6)
Equity in earnings of equity method investees, net of tax	1.4	-	-	-	-	-	-	1.4
Net income from continuing operations	515.8	33.4	45.1	(14.7)	2.1	(2.1)	-	579.6
Loss from discontinued operations, net of tax	(36.1)	-	-	36.1	-	-	-	-
Net income	479.7	33.4	45.1	21.4	2.1	(2.1)	-	579.6
Weighted average number of shares (millions) – diluted	592.6	-	-	-	-	-	-	592.6
Diluted earnings per ADS	242.7c	16.9c	22.9c	10.9c	1.2c	(1.2c)	-	293.4c

The following items are included in Adjustments:
(a)	Amortization and asset impairments: Amortization of intangible assets relating to intellectual property rights acquired ($62.9 million), and tax effect of adjustments;
(b)
Acquisition and integration activities: Unwind of ViroPharma inventory fair value adjustments ($18.1 million), payments in respect of in-licensed and acquired products ($12.5 million), costs primarily associated with the acquisition and integration of ViroPharma ($32.2 million), net charge related to the change in fair value of contingent consideration liabilities ($4.9 million), gain on settlement of pre-existing relationship with an acquired business ($4.7 million), and tax effect of adjustments;

(c)
Divestments, reorganizations and discontinued operations: Net gain on divestment of non-core product rights and on re-measurement of DAYTRANA contingent consideration to fair value ($46.0 million), costs relating to the One Shire reorganization ($28.2 million), gain on sale of long term investments ($10.8 million), tax effect of adjustments, and loss from discontinued operations, net of tax ($36.1 million);

(d)	Legal and litigation costs: Costs related to litigation, government investigations, other disputes and external legal costs ($3.3 million), and tax effect of adjustments;
(e)
Other: Costs associated with AbbVie’s terminated offer for Shire ($28.4 million), interest income received in respect of cash deposited with the Canadian revenue authorities ($2.8 million), net income tax credit related to the settlement of certain tax positions with the Canadian revenue authorities ($27.7 million), and tax effect of adjustments; and

(f)	Depreciation reclassification: Depreciation of $43.7 million included in Cost of product sales, R&D and SG&A for US GAAP separately disclosed for the presentation of Non GAAP earnings.

20

Unaudited results for the three months to September 30, 2013
Non GAAP reconciliation

3 months to September 30, 2013	US GAAP	Adjustments					Non GAAP

		(a)	(b)	(c)	(d)	(e)
	$M	$M	$M	$M	$M	$M	$M
Total revenues	1,212.7	-	-	-	-	-	1,212.7

Costs and expenses:
Cost of product sales	180.5	-	-	-	-	(10.2)	170.3
R&D	226.2	-	-	-	-	(6.3)	219.9
SG&A	396.3	(34.5)	-	-	(4.7)	(15.9)	341.2
Gain on sale of product rights	(3.6)	-	-	3.6	-	-	-
Reorganization costs	12.0	-	-	(12.0)	-	-	-
Integration and acquisition costs	18.4	-	(18.4)	-	-	-	-
Depreciation	-	-	-	-	-	32.4	32.4
Total operating expenses	829.8	(34.5)	(18.4)	(8.4)	(4.7)	-	763.8

Operating income	382.9	34.5	18.4	8.4	4.7	-	448.9

Interest income	0.4	-	-	-	-	-	0.4
Interest expense	(9.2)	-	-	-	-	-	(9.2)
Other expense, net	0.7	-	-	-	-	-	0.7
Total other expense, net	(8.1)	-	-	-	-	-	(8.1)
Income before income taxes and equity in losses of equity method investees	374.8	34.5	18.4	8.4	4.7	-	440.8
Income taxes	(73.4)	(10.5)	(1.0)	(3.6)	(1.8)	-	(90.3)
Equity in losses of equity method investees, net of tax	(0.3)	-	-	-	-	-	(0.3)
Income from continuing operations	301.1	24.0	17.4	4.8	2.9	-	350.2
Loss from discontinued operations, net of tax	(22.9)	-	-	22.9	-	-	-
Net income	278.2	24.0	17.4	27.7	2.9	-	350.2
Impact of convertible debt, net of tax	7.6	-	-	-	-	-	7.6
Numerator for diluted EPS	285.8	24.0	17.4	27.7	2.9	-	357.8
Weighted average number of shares (millions) – diluted	585.7	-	-	-	-	-	585.7
Diluted earnings per ADS	146.4c	12.3c	8.9c	14.2c	1.5c	-	183.3c

The following items are included in Adjustments:
(a)	Amortization and asset impairments: Amortization of intangible assets relating to intellectual property rights acquired ($34.5 million), and tax effect of adjustments;
(b)
Acquisition and integration activities: Costs primarily associated with the integration of SARcode and Premacure ($3.8 million), charges related to the change in fair values of contingent consideration liabilities ($14.6 million), and tax effect of adjustments;

(c)
Divestments, reorganizations and discontinued operations: Gain on re-measurement of DAYTRANA contingent consideration to fair value ($3.6 million), costs relating to the One Shire reorganization and the collective dismissal and closure of Shire’s facility at Turnhout, Belgium ($12.0 million), tax effect of adjustments, and loss from discontinued operations, net of tax ($22.9 million);

(d)	Legal and litigation costs: Costs related to litigation, government investigations, other disputes and external legal costs ($4.7 million), and tax effect of adjustments; and
(e)	Depreciation reclassification: Depreciation of $32.4 million included in Cost of product sales, R&D and SG&A for US GAAP separately disclosed for the presentation of Non GAAP earnings.

21

Unaudited results for the nine months to September 30, 2014
Non GAAP reconciliation

9 months to September 30, 2014	US GAAP	Adjustments						Non GAAP

		(a)	(b)	(c)	(d)	(e)	(f)
	$M	$M	$M	$M	$M	$M	$M	$M
Total revenues	4,446.0	-	-	-	-	-	-	4,446.0

Costs and expenses:
Cost of product sales	760.8	-	(90.6)	-	-	-	(44.9)	625.3
R&D	826.0	(188.0)	(12.5)	-	-	-	(17.7)	607.8
SG&A	1,449.4	(181.9)	-	-	(7.2)	(47.5)	(62.6)	1,150.2
Gain on sale of product rights	(86.2)	-	-	86.2	-	-	-	-
Reorganization costs	123.4	-	-	(123.4)	-	-	-	-
Integration and acquisition costs	155.8	-	(155.8)	-	-	-	-	-
Depreciation	-	-	-	-	-	-	125.2	125.2
Total operating expenses	3,229.2	(369.9)	(258.9)	(37.2)	(7.2)	(47.5)	-	2,508.5

Operating income	1,216.8	369.9	258.9	37.2	7.2	47.5	-	1,937.5

Interest income	22.8	-	-	-	-	(21.4)	-	1.4
Interest expense	(25.7)	-	-	-	-	-	-	(25.7)
Other income/(expense), net	14.8	-	(4.7)	(15.8)	-	-	-	(5.7)
Total other income/(expense), net	11.9	-	(4.7)	(15.8)	-	(21.4)	-	(30.0)
Income before income taxes and equity in earnings of equity method investees	1,228.7	369.9	254.2	21.4	7.2	26.1	-	1,907.5
Income taxes	64.7	(105.5)	(43.4)	(11.5)	(2.6)	(243.7)	-	(342.0)
Equity in earnings of equity method investees, net of tax	3.8	-	-	-	-	-	-	3.8
Income from continuing operations	1,297.2	264.4	210.8	9.9	4.6	(217.6)	-	1,569.3
Loss from discontinued operations, net of tax	(64.0)	-	-	64.0	-	-	-	-
Net income	1,233.2	264.4	210.8	73.9	4.6	(217.6)	-	1,569.3
Weighted average number of shares (millions) – diluted	592.1	-	-	-	-	-	-	592.1
Diluted earnings per ADS	624.9c	134.0c	106.7c	37.4c	2.4c	(110.4c)	-	795.0c

The following items are included in Adjustments:
(a)
Amortization and asset impairments: Impairment of IPR&D intangible assets ($188.0 million), amortization of intangible assets relating to intellectual property rights acquired ($181.9 million), and tax effect of adjustments;

(b)
Acquisitions and integration activities: Unwind of ViroPharma inventory fair value adjustments ($90.6 million), payments in respect of in-licensed and acquired products ($12.5 million), costs primarily associated with the acquisition and integration of ViroPharma ($129.5 million), net charge related to the change in fair values of contingent consideration liabilities ($26.3 million), gain on settlement of pre-existing relationship with an acquired business ($4.7 million), and tax effect of adjustments;

(c)
Divestments, reorganizations and discontinued operations: Net gain on divestment of non-core product rights and on re-measurement of DAYTRANA contingent consideration to fair value ($86.2 million), costs relating to the One Shire reorganization ($123.4 million), gain on sale of long term investments ($15.8 million), tax effect of adjustments and loss from discontinued operations, net of tax ($64.0 million);

(d)	Legal and litigation costs: Costs related to litigation, government investigations, other disputes and external legal costs ($7.2 million), and tax effect of adjustments;
(e)
Other: Costs associated with AbbVie’s terminated offer for Shire ($47.5 million), interest income received in respect of cash deposited with the Canadian revenue authorities ($21.4 million), net income tax credit related to the settlement of certain tax positions with the Canadian revenue authorities ($243.7 million), and tax effect of adjustment; and

(f)	Depreciation reclassification: Depreciation of $125.2 million included in Cost of product sales, R&D and SG&A for US GAAP separately disclosed for the presentation of Non GAAP earnings.

22

Unaudited results for the nine months to September 30, 2013
Non GAAP reconciliation

9 months to September 30, 2013	US GAAP	Adjustments					Non GAAP

		(a)	(b)	(c)	(d)	(e)
	$M	$M	$M	$M	$M	$M	$M
Total revenues	3,608.3	-	-	-	-	-	3,608.3

Costs and expenses:
Cost of product sales	492.2	-	-	-	-	(26.5)	465.7
R&D	703.3	(19.9)	-	-	-	(15.2)	668.2
SG&A	1,198.0	(106.5)	-	-	(8.1)	(47.6)	1,035.8
Goodwill impairment charge	7.1	(7.1)	-	-	-	-	-
Gain on sale of product rights	(14.6)	-	-	14.6	-	-	-
Reorganization costs	47.2	-	-	(47.2)	-	-	-
Integration and acquisition costs	39.9	-	(39.9)	-	-	-	-
Depreciation	-	-	-	-	-	89.3	89.3
Total operating expenses	2,473.1	(133.5)	(39.9)	(32.6)	(8.1)	-	2,259.0

Operating income	1,135.2	133.5	39.9	32.6	8.1	-	1,349.3

Interest income	1.6	-	-	-	-	-	1.6
Interest expense	(27.5)	-	-	-	-	-	(27.5)
Other expense, net	(1.6)	-	-	-	-	-	(1.6)
Total other expense, net	(27.5)	-	-	-	-	-	(27.5)
Income before income taxes and equity in earnings of equity method investees	1,107.7	133.5	39.9	32.6	8.1	-	1,321.8
Income taxes	(235.3)	(32.4)	(3.1)	(9.4)	(3.1)	-	(283.3)
Equity in earnings of equity method investees, net of tax	0.6	-	-	-	-	-	0.6
Income from continuing operations	873.0	101.1	36.8	23.2	5.0	-	1,039.1
Loss from discontinued operations, net of tax	(271.9)	-	-	271.9	-	-	-
Net income	601.1	101.1	36.8	295.1	5.0	-	1,039.1
Impact of convertible debt, net of tax	22.7	-	-	-	-	-	22.7
Numerator for diluted EPS	623.8	101.1	36.8	295.1	5.0	-	1,061.8
Weighted average number of shares (millions) – diluted	587.5	-	-	-	-	-	587.5
Diluted earnings per ADS	318.6c	51.6c	18.8c	150.6c	2.5c	-	542.1c

The following items are included in Adjustments:
(a)
Amortization and asset impairments: Impairment of IPR&D intangible assets acquired with Movetis ($19.9 million), impairment of goodwill relating to Shire’s Regenerative Medicine Business relating to continuing operations ($7.1 million), amortization of intangible assets relating to intellectual property rights acquired ($106.5 million), and tax effect of adjustments;

(b)
Acquisitions and integration activities: Costs primarily associated with the acquisition of SARcode, Lotus Tissue Repair, Inc. and Premacure ($11.5 million), charges related to the change in fair values of contingent consideration liabilities ($28.4 million), and tax effect of adjustments;

(c)
Divestments, reorganizations and discontinued operations: Re-measurement of DAYTRANA contingent consideration to higher fair value ($14.6 million), costs relating to the One Shire reorganization and the collective dismissal and closure of Shire’s facility at Turnhout, Belgium ($47.2 million), tax effect of adjustments, and loss from discontinued operations, net of tax ($271.9 million);

(d)	Legal and litigation costs: Costs related to litigation, government investigations, other disputes and external legal costs ($8.1 million), and tax effect of adjustments; and
(e)	Depreciation reclassification: Depreciation of $89.3 million included in Cost of product sales, R&D and SG&A for US GAAP separately disclosed for the presentation of Non GAAP earnings.

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Unaudited results for the three months and nine months to September 30, 2014
Non GAAP reconciliation

The following table reconciles US GAAP net income to Non GAAP EBITDA:

	3 months to September 30,		9 months to September 30,
	2014	2013	2014	2013
	$M	$M	$M	$M
US GAAP Net Income	479.7	278.2	1,233.2	601.1
(Deduct) / add back:
Loss from discontinued operations, net of tax	36.1	22.9	64.0	271.9
Equity in (earnings)/losses of equity method investees, net of taxes	(1.4)	0.3	(3.8)	(0.6)
Income taxes	61.2	73.4	(64.7)	235.3
Other expense/ (income), net	(6.8)	(0.7)	(14.8)	1.6
Interest expense	6.8	9.2	25.7	27.5
Interest income	(3.6)	(0.4)	(22.8)	(1.6)

US GAAP Operating income from continuing operations	572.0	382.9	1,216.8	1,135.2

Amortization	62.9	34.5	181.9	106.5
Depreciation	43.7	32.4	125.2	89.3
Asset impairments	-	-	188.0	27.0
Acquisition and integration activities	67.7	18.4	258.9	39.9
Divestments, reorganizations and discontinued operations	(17.8)	8.4	37.2	32.6
Legal and litigation costs	3.3	4.7	7.2	8.1
Other	28.4	-	47.5	-

Non GAAP EBITDA	760.2	481.3	2,062.7	1,438.6

Depreciation	(43.7)	(32.4)	(125.2)	(89.3)

Non GAAP Operating income from continuing operations	716.5	448.9	1,937.5	1,349.3

Net income margin(1)	30%	23%	28%	17%

Non GAAP EBITDA margin(2)	46%	38%	45%	38%

(1) Net income margin as a percentage of total revenues
(2) Non GAAP EBITDA margin as a percentage of product sales, excluding royalties and other revenues

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Unaudited results for the three months and nine months to September 30, 2014
Non GAAP reconciliation

The following table reconciles US GAAP net cash provided by operating activities to Non GAAP cash generation:

	3 months to September 30,		9 months to September 30,
	2014	2013	2014	2013
	$M	$M	$M	$M
Net cash provided by operating activities	593.4	433.7	1,673.5	852.7
Tax and interest payments, net	5.9	48.1	163.7	260.6
Receipt from the Canadian revenue authorities	-	-	(248.0)	-
Up-front payments in respect of in-licensed and acquired products	12.5	-	12.5	-
Non GAAP cash generation	611.8	481.8	1,601.7	1,113.3

The following table reconciles US GAAP net cash provided by operating activities to Non GAAP free cash flow:

	3 months to September 30,		9 months to September 30,
	2014	2013	2014	2013
	$M	$M	$M	$M
Net cash provided by operating activities	593.4	433.7	1,673.5	852.7
Up-front payments in respect of in-licensed and acquired products	12.5	-	12.5	-
Capital expenditure	(30.7)	(45.3)	(49.8)	(110.3)
Non GAAP free cash flow	575.2	388.4	1,636.2	742.4

Non GAAP net (debt)/cash comprises:

	September 30,	December 31,
	2014	2013
	$M	$M
Cash and cash equivalents	467.7	2,239.4

Long term borrowings	(850.0)	-
Other debt	(14.0)	(8.9)
Non GAAP net (debt)/cash	(396.3)	2,230.5

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We focus on providing treatments in Neuroscience, Rare Diseases, Gastrointestinal, and Internal Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas, such as Ophthalmology.

www.shire.com

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FORWARD - LOOKING STATEMENTS - "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included in this announcement that are not historical facts are forward-looking statements. Forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, that:

•	Shire’s products may not be a commercial success;

•	revenues from ADDERALL XR are subject to generic erosion and revenues from INTUNIV will become subject to generic competition starting in December 2014;

•
the failure to obtain and maintain reimbursement, or an adequate level of reimbursement, by third-party payors in a timely manner for Shire's products may impact future revenues, financial condition and results of operations;

•
Shire conducts its own manufacturing operations for certain of its products and is reliant on third party contractors to manufacture other products and to provide goods and services. Some of Shire’s products or ingredients are only available from a single approved source for manufacture. Any disruption to the supply chain for any of Shire’s products may result in Shire being unable to continue marketing or developing a product or may result in Shire being unable to do so on a commercially viable basis for some period of time.

•
the development, approval and manufacturing of Shire’s products is subject to extensive oversight by various regulatory agencies. Submission of an application for regulatory approval of any of our product candidates, such as our planned submission of a New Drug Application to the FDA for lifitegrast as a treatment for the signs and symptoms of dry eye disease in adults, may be delayed for any number of reasons and, once submitted, may be subjected to lengthy review and ultimately rejected. Moreover, regulatory approvals or interventions associated with changes to manufacturing sites, ingredients or manufacturing processes could lead to significant delays, increase in operating costs, lost product sales, an interruption of research activities or the delay of new product launches;

•
the actions of certain customers could affect Shire's ability to sell or market products profitably. Fluctuations in buying or distribution patterns by such customers can adversely impact Shire’s revenues, financial conditions or results of operations;

•
investigations or enforcement action by regulatory authorities or law enforcement agencies relating to Shire’s activities in the highly regulated markets in which it operates may result in the distraction of senior management, significant legal costs and the payment of substantial compensation or fines;

•
adverse outcomes in legal matters and other disputes, including Shire’s ability to enforce and defend patents and other intellectual property rights required for its business, could have a material adverse effect on Shire’s revenues, financial condition or results of operations;

•
Shire faces intense competition for highly qualified personnel from other companies, academic institutions, government entities and other organizations. Shire is undergoing a corporate reorganization and the consequent uncertainty could adversely impact Shire’s ability to attract and/or retain the highly skilled personnel needed for Shire to meet its strategic objectives;

•	failure to achieve Shire’s strategic objectives with respect to the acquisition of ViroPharma Incorporated may adversely affect Shire’s financial condition and results of operations;

and other risks and uncertainties detailed from time to time in Shire’s filings with the US Securities and Exchange Commission, including its most recent Annual Report on Form 10-K

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NON GAAP MEASURES

This press release contains financial measures not prepared in accordance with US GAAP. These measures are referred to as “Non GAAP” measures and include: Non GAAP operating income; Non GAAP net income; Non GAAP diluted earnings per ADS; effective tax rate on Non GAAP income before income taxes and earnings/(losses) of equity method investees (“effective tax rate on Non GAAP income”); Non GAAP cost of product sales; Non GAAP R&D; Non GAAP SG&A; Non GAAP other income/(expense); Non GAAP interest income; Non GAAP cash generation; Non GAAP free cash flow, Non GAAP net cash/(debt), Non GAAP EBITDA and Non GAAP EBITDA margin (excluding royalties and other revenues)(1). These Non GAAP measures exclude the effect of certain cash and non-cash items that Shire's management believes are not related to the core performance of Shire’s business.

These Non GAAP financial measures are used by Shire’s management to make operating decisions because they facilitate internal comparisons of Shire’s performance to historical results and to competitors’ results. Shire’s Remuneration Committee uses certain key Non GAAP measures when assessing the performance and compensation of employees, including Shire’s executive director.

The Non GAAP measures are presented in this press release as Shire’s management believe that they will provide investors with a means of evaluating, and an understanding of how Shire’s management evaluates, Shire’s performance and results on a comparable basis that is not otherwise apparent on a US GAAP basis, since many non-recurring, infrequent or non-cash items that Shire’s management believe are not indicative of the core performance of the business may not be excluded when preparing financial measures under US GAAP.

These Non GAAP measures should not be considered in isolation from, as substitutes for, or superior to financial measures prepared in accordance with US GAAP.

Where applicable the following items, including their tax effect, have been excluded when calculating Non GAAP earnings for both 2014 and 2013, and from our Outlook:

Amortization and asset impairments:
•	Intangible asset amortization and impairment charges; and
•	Other than temporary impairment of investments.

Acquisitions and integration activities:
•	Up-front payments and milestones in respect of in-licensed and acquired products;
•	Costs associated with acquisitions, including transaction costs, fair value adjustments on contingent consideration and acquired inventory;
•	Costs associated with the integration of companies; and
•	Noncontrolling interests in consolidated variable interest entities.

Divestments, reorganizations and discontinued operations:
•	Gains and losses on the sale of non-core assets;
•	Costs associated with restructuring and reorganization activities;
•	Termination costs; and
•	Income/(losses) from discontinued operations.

Legal and litigation costs:
•	Net legal costs related to the settlement of litigation, government investigations and other disputes (excluding internal legal team costs).

Other:
•	Net income tax credit (being income tax, interest and estimated penalties) related to the settlement of certain tax positions with the Canadian revenue authorities.
•	Costs associated with AbbVie’s terminated offer for Shire.

Depreciation, which is included in Cost of product sales, R&D and SG&A costs in our US GAAP results, has been separately disclosed for the presentation of 2014 and 2013 Non GAAP earnings.

Cash generation represents net cash provided by operating activities, excluding up-front and milestone payments for in-licensed and acquired products, tax and interest payments.

(1)      EBITDA as a percentage of product sales, excluding royalties and other revenues.

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Free cash flow represents net cash provided by operating activities, excluding up-front and milestone payments for in-licensed and acquired products, but including capital expenditure in the ordinary course of business.

A reconciliation of Non GAAP financial measures to the most directly comparable measure under US GAAP is presented on pages 20 to 25.

Growth at CER, which is a Non GAAP measure, is computed by restating 2014 results using average 2013 foreign exchange rates for the relevant period.

Average exchange rates used by Shire for the nine months to September 30, 2014 were $1.67:£1.00 and $1.36:€1.00 (2013: $1.55:£1.00 and $1.31:€1.00). Average exchange rates used by Shire for Q3 2014 were $1.69:£1.00 and $1.34:€1.00 (2013: $1.53:£1.00 and $1.32:€1.00).

TRADE MARKS

All trade marks designated ® and ™ used in this press release are trade marks of Shire plc or companies within the Shire group except for 3TC® and ZEFFIX® which are trade marks of GlaxoSmithKline, DERMAGRAFT® which is a trade mark of Organogenesis, Inc., PENTASA® which is a registered trade mark of FERRING B.V., LIALDA® and MEZAVANT® which are trade marks of Nogra Pharma Limited, ESTRACE® which is a trade mark of Trimel, VANCOCIN® which is a trade mark of ANI Pharmaceuticals Inc., EXPUTEX® which is a trade mark of Phoenix Labs and DAYTRANA® which is a trade mark of Noven Therapeutics, LLC. Certain trade marks of Shire plc or companies within the Shire group are set out in Shire’s Annual Report on Form 10-K for the year ended December 31, 2013 and the Quarterly Report on Form 10-Q for the three months and six months ended June 30, 2014.

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